UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2017

HIP CUISINE, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	001-37807	47-3170676
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2250 NW 114th Ave. Unit 1P, PTY 11020,

Miami, FL 33172-3652

(Address of Principal Executive Offices) (Zip Code)

011-507-6501-8105

Registrant’s telephone number, including area code

_______________________________________________

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 14, 2017, Hip Cuisine, Inc. (the “Company”) entered into an Exclusive Distribution Agreement (the “Agreement”) with MediDate Coffee, LLC, a California limited liability company (“MediDate”), whereby the Company acquired the exclusive right to distribute MediDate coffee products in Panama, Costa Rica and Columbia during the term, and subject to the conditions, set forth in the Agreement. In addition, the Company acquired the exclusive right to use the trademarks/tradenames at all locations owned by the Company where MediDate Coffee is sold. MediDate further agreed to transfer 10% of the membership interest in MediDate to the Company, and the Company agreed to transfer $10,000 of Hip Cuisine restricted common stock to MediDate for the exclusive rights to all distribution for Panama, Colombia and Costa Rica. The Company shall pay MediDate 20% of net profits derived from all sales of MediDate Coffee sold in Company-owned outlets, including Rawkin Juice locations. The Company shall have a right of first refusal to acquire the outstanding membership interests of MediDate in the event MediDate receives an offer to purchase such membership interests from a third party. The Company further agreed not to purchase “date seed coffee” from anyone other than MediDate, nor may the Company produce date seed coffee or any other product made from date seeds.

Item 9.01 Financial Statements and Exhibits

Exhibits

10.1	Exclusive Distribution Agreement

99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused report to be signed on its behalf by the undersigned hereunto duly authorized.

HIP CUISINE, INC.

Dated: June 15, 2017	By:	/s/ Natalia Lopera
	Name:	Natalia Lopera
	Title:	Chief Executive Officer

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